Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE		Contact: Joel Thomas
(919) 379-4300

Alliance One International Reports Fiscal Year 2018 Results with Improved Sales, Gross Profit, and Net Income, As Well As Significant Progress on “One Tomorrow” Transformation

Morrisville, NC – June 7, 2018 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal year ended March 31, 2018.

Everything we do is to transform people’s lives so that together we can grow a better world.

Highlights

Fiscal 2018

•	Total sales and other operating revenues increased 7.7% to $1,846.0 million as a result of a 7.5% increase in average sales price due to favorable product mix mainly in South America and North America.

•	Gross profit increased 13.5% to $246.2 million and gross profit as a percentage of sales improved to 13.3% from 12.7%.

•	Operating income increased 30.7% to $110.6 million when compared to the prior year.

•	Net income attributable to Alliance One International Inc. was $52.4 million, which included a net tax benefit of $58.8 million with $59.4 million associated with estimated discrete net tax benefits related to the new tax law enacted in December.

•	Adjusted EBITDA* improved 15.4% to $168.5 million.

•	During the current fiscal year, the Company purchased and cancelled $28.6 million of our existing 9.875% senior secured second lien notes due 2021, and in April 2018 purchased and cancelled an additional $10.9 million. There are currently $652.1 million of such notes outstanding.

Fourth Quarter

•	Sales increased 5.6% to $643.9 million mainly driven by the larger South American crop and an increase in average sales price due to favorable product mix.

•	Gross profit increased 10.6% to $74.7 million and gross profit as a percentage of sales improved to 11.6% from 11.1%.

•	Operating income decreased slightly to $32.5 million.

•	Net loss attributable to Alliance One International, Inc. was $4.5 million.

•	Adjusted EBITDA* improved slightly to $48.1 million.

*	Adjusted EBITDA includes an adjustment to add back costs that are not expected to be recurring associated with the “One Tomorrow” business initiatives of approximately $6.6 million and $150,000 for the fiscal years ended March 31, 2018 and 2017, respectively, and approximately $2.0 million and $150,000 for the fourth quarters of the fiscal years ended March 31, 2018 and 2017, respectively. Such adjustment was not included in Adjusted EBITDA presented in Alliance One’s announcements of operating results for the first three quarters of the fiscal year ended March 31, 2018 or in the forecasted Adjusted EBITDA for that fiscal year included in those announcements. See the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.

Alliance One International, Inc.

Pieter Sikkel, President and Chief Executive Officer, said, “Fiscal year 2018 was a pivotal year for Alliance One. Led by a united purpose, we further enhanced our focus on becoming a trusted provider of responsibly-produced, independently-verified, sustainable and traceable agricultural products, ingredients and services to businesses and consumers. The transformation involves heightened focus on our leaf business; investment into new, higher-margin business lines; acquisition of new skill sets; and an unwavering commitment to further uniting our businesses behind a unified purpose. We are on a strategic, long-term path designed to improve shareholder value and we are confident in our ability to deliver best-in-class products and services to our customers.

“Our performance this year was strong – both in terms of financial performance as well as progress on our ‘One Tomorrow’ transformation announced last quarter. Led by the proactive efforts of our leaf business, we saw improvement in net sales, gross profit, and net income in fiscal 2018. We actively developed new business lines that build upon the strength of our core operations and invested in long-term growth opportunities in e-liquids, industrial hemp and legal cannabis. Talent acquisition has been paramount and we have made multiple strategic hires that are allowing us to rapidly drive progress in our new business lines as well as our leaf business. At each step of the way, we were driven by our shared purpose: to transform people’s lives so that together we can grow a better world.

“As an agricultural company, the farmer is at the heart of everything we do. Our agronomy and leaf teams worldwide are in the fields every day, working with farmers and rural communities to help them become more sustainable. Today, many of these farmers often produce a significant volume of non-tobacco crops as a result of the partnership with our company. The support we provide is helping farmers increase the yields of all their crops so they are more food secure and can sell surplus crops in the marketplace. We are actively working to provide viable markets for non-tobacco crops and our next step is to build the value-added processes locally that allow them to expand and further diversify their income. When combined with our strong track and trace capabilities, our agricultural core business is central to our value proposition with customers and suppliers.

“We are focused on growth far beyond maintaining and improving our leaf market share, as indicated by the investments made in e-liquids, industrial hemp and legal cannabis. Over the next three to four years, we intend to broaden our business portfolio by focusing on value-added consumer-driven agricultural products. We are actively investing in human capital, and bringing in new skillsets such as branding, marketing and advertising, that will allow us to successfully grow and develop our new business lines. Our goal is to generate a significantly increasing portion of revenue and profit from the new, higher-margin businesses by 2020.

E-liquids

“Purilum is the engine behind our e-liquids business. With the capability to develop flavors from the molecular level, the company is widely respected for its science-based approach to the creation of flavor that can be utilized with a variety of active ingredients. This approach played a key role in the development of a new relationship between Purilum and Fontem Ventures, a subsidiary of Imperial Brands PLC, pioneer in electronic vapor technologies and owner of the leading e-vapor brand, blu.

“On April 2, 2018, our subsidiary, AOSP Investments, LCC (“AOSPI”) acquired 51% of Humble Juice Company, a fast-growing lifestyle e-liquid brand with high-quality products, great flavors and a broad base of loyal consumers. This investment enhances the potential revenue and profitability of our combined e-liquid businesses, further diversifies our e-liquid product lines and services, and fits cohesively into our value-added business model.”

Alliance One International, Inc.

Industrial Hemp

“Through the investment in Criticality, LLC (“Criticality”), a North Carolina based hemp processor, our five-year goal is to become a leader in the production of cannabidiol hemp oil (“CBD”) and related consumer products. Criticality is continuing to work with our farmer network to grow industrial hemp in North Carolina under the state’s pilot program, which is then used to extract CBD at Criticality’s facility in North Carolina.”

Cannabis

“Our Canadian cannabis business, FIGR (formerly known as Canadian Cultivated Products), took the first steps in its expansion efforts, breaking ground on its new greenhouse and warehouse in Prince Edward Island. These facilities are expected to significantly expand FIGR’s production capacity and should be operational in the summer of 2019, putting it in a strong position as cannabis becomes legal for adult recreational use in the Canadian market.

Mr. Sikkel concluded, “The operating improvements and transformation initiatives we began in fiscal 2018 are the foundation of our business moving forward. We expect fiscal 2019 to be another year of growth with contributions from both the leaf business and next generation products. Sales are anticipated to be in a range of approximately $1,950.0 million to $2,050.0 million with Adjusted EBITDA in a range of approximately $170.0 million to $190.0 million. With a strong team of talented individuals driving forward with a united purpose, we plan on continuing to deliver on our financial commitments and make solid progress executing our ‘One Tomorrow’ transformation strategy. We are excited about maximizing future opportunities to further enhance shareholder value.”

Performance Summary for Fiscal Year Ended March 31, 2018

Volumes increased 0.5% to 383.3 million kilos primarily attributable to the larger South America crop size and the timing of shipments from Asia. These increases were offset by the limited carryover of shipments from fiscal 2017 and the short weather-related crops in Africa, primarily in Malawi.

Total sales and other operating revenues increased $131.3 million to $1,846.0 million mainly driven by a 7.5% increase in average sales price due to favorable product mix, mainly in South America and North America, and the impact of higher green costs in Malawi.

Gross profit increased 13.5% to $246.2 million, and gross profit as a percentage of sales improved to 13.3% from 12.7%.

SG&A increased $13.6 million to $149.6 million as a result of higher professional fees associated with our “One Tomorrow” business development initiatives and the non-recurrence of a reversal of reserves for customer receivables in the prior year.

Interest expense at $133.0 million was similar to the prior year, with higher average rates offset by lower average balances on our seasonal lines of credit.

Income tax benefit was $58.8 million compared to a tax expense of $23.5 million for the same period last year. Our effective tax rate was 364.3% this year compared to (59.2)% last year. The variance in the effective tax rate between this year and last year is primarily the impact of the federal tax legislation enacted in December 2017, including a provisional discrete net tax benefit of $78.3 million due to a re-measurement of deferred tax assets and liabilities, release of the valuation allowance, and the transition tax on deemed repatriation of deferred foreign income.

Alliance One International, Inc.

Performance Summary for the Fourth Fiscal Quarter Ended March 31, 2018

Volumes decreased 1.7% to 127.6 million kilos primarily driven by the larger South America crop size, offset by the timing of shipments from Asia and the shorter weather-related crops in Africa, primarily in Malawi.

Total sales and other operating revenues increased $34.2 million to $643.9 million mainly attributable to an increase in average sales price due to favorable product mix primarily in South America, North America, Asia, and Europe, and an increase in volume.

Gross profit increased 10.6% to $74.7 million, and gross profit as a percentage of sales improved to 11.6% from 11.1%.

SG&A increased $11.2 million to $46.3 million as a result of higher professional fees associated with our “One Tomorrow” business development initiatives and the non-recurrence of a reversal of reserves for customer receivables in the same period the prior year.

Operating income decreased slightly to $32.5 million when compared to same period the prior year.

Interest expense decreased 6.1% to $32.9 million, mainly due to lower average balances on our seasonal lines of credit.

Income tax expense increased $4.8 million to $7.5 million.

Earnings Per Share

Fiscal Year 2018

For the fiscal year ended March 31, 2018, the Company reported a net income attributable to Alliance One International, Inc. of $52.4 million, or $5.83 per basic share, compared to a net loss, attributable to Alliance One International, Inc. for the last fiscal year of $62.9 million, or $(7.05) per basic share.

Fourth Quarter 2018

For the fourth quarter ended March 31, 2018, the Company reported net loss, attributed to Alliance One International, Inc. of $4.5 million, or $(0.50) per basic share, compared to a net loss attributable to Alliance One international, Inc. for the fourth quarter of last year of $0.3 million, or $(0.03) per basic share.

Liquidity and Capital Resources

As of March 31, 2018, available credit lines and cash were $625.1 million, comprised of $264.7 million in cash and $360.4 million of credit lines that excluded $7.5 million exclusively for letters of credit. Available credit lines were comprised of $60.0 million under the U.S. ABL credit facility for general corporate purposes and subject to a limitation based on outstanding cash, as well as $300.4 million of foreign seasonal credit lines. In the future, the Company may elect to redeem, repay, make open market purchases, retire, or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Alliance One International, Inc.

Financial Results Investor Call

The Company will hold a conference call to report financial results for the period ended March 31, 2018, on June 7, 2018 at 8:00 A.M. ET. The dial in number for the call is (877) 260-1479 or outside the U.S. (334) 323-0522 and conference ID 8903737. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event on June 7, 2018, a replay will be available by telephone from 11:00 a.m. ET Thursday, June 7, 2018 through 11:00 a.m. ET Tuesday, June 12, 2018. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 8903737. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services, the impact of regulation and litigation and risks and uncertainties associated with our new business lines, including the risk of obtaining anticipated regulatory approvals in Canada, and the potential enactment of Canadian legislation legalizing the production and sale of cannabis for recreational use, as well as the progress of legalization of cannabis for medicinal and adult recreational uses in other jurisdictions. Additional factors that could cause the Company’s results to differ materially from those expressed or implied by forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K for the period ended March 31, 2018 and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). They include EBITDA, Adjusted EBITDA and Adjusted Net Debt. Tables showing the reconciliation of these non-GAAP financial measures are attached to the release.

Alliance One International, Inc.

Adjusted EBITDA anticipated for fiscal year 2019 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables, including the adjustment to addback costs that are not expected to be recurring associated with the “One Tomorrow” business initiatives. Because of the forward-looking nature of this estimate of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Alliance One International, Inc.

Alliance One International is an agricultural company that delivers value-added products and services to businesses and customers, and is a trusted provider of responsibly sourced, independently verified, sustainable and traceable products and ingredients.

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	March 31		March 31
(in thousands, except per share data)	2018	2017	2018	2017
Sales and other operating revenues	$643,851	$609,691	$1,845,966	$1,714,750
Cost of goods and services sold	569,127	542,145	1,599,775	1,497,721

Gross profit	74,724	67,545	246,191	217,029
Selling, general and administrative expenses	46,314	35,078	149,588	135,982
Other income	4,472	585	14,382	4,896
Restructuring and asset impairment charges	382	307	382	1,375

Operating income	32,500	32,744	110,603	84,568
Debt retirement expense (benefit)	—	(2,639)	(2,975)	(300)
Interest expense	32,899	35,031	132,978	132,667
Interest income	976	2,269	3,271	8,157

Income (loss) before income taxes and other items	577	2,621	(16,129)	(39,642)
Income tax expense (benefit)	7,471	2,706	(58,764)	23,480
Equity in net income (loss) of investee companies	2,151	(439)	9,271	(149)

Net income (loss)	(4,743)	(524)	51,906	(63,271)
Less: Net loss noncontrolling interests	(242)	(215)	(530)	(343)

Net income (loss) attributable to Alliance One International, Inc.	$(4,501)	$(309)	$52,436	$(62,928)

Earnings (loss) per share:
Basic	$(0.50)	$(0.03)	$5.83	$(7.05)
Diluted	$(0.50)	$(0.03)	$5.81	$(7.05)

Weighted average number of shares outstanding:
Basic	9,012	8,952	8,989	8,930
Diluted	9,012	8,952	8,989	8,930

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended				FYE
(in thousands)	June 30, 2017	Sept 30, 2017	Dec 31, 2017	March 31, 2018	March 31, 2018
U.S. GAAP - Net Income(loss) attributable to Alliance One International, Inc.	$(32,543)	$1,023	$88,456	$(4,501)	$52,436

Plus: Interest expense	34,101	32,756	33,222	32,899	132,978
Plus: Income tax expense (benefit)	646	6,404	(73,282)	7,469	(58,764)
Plus: Depreciation and amortization expense	8,387	8,284	8,174	8,753	33,598

EBITDA (1)	10,590	48,467	56,570	44,621	160,248

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	—	(63)	(59)	(29)	(151)
Plus: Non-cash employee stock based compensation	291	253	271	320	1,135
Less: Other income (expense)	4,304	4,586	1,019	4,473	14,382
Plus: Fully reserved recovery of tax (3)	2,375	2,265	2,258	4,937	11,835
Plus: Restructuring and asset impairment charges	—	—	—	383	383
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(4)	740	798	3,058	1,997	6,593
Plus: Debt retirement expense (income)	(2,975)	—	—	—	(2,975)
Plus: Amortization of basis difference - CBT investment(5)	318	335	512	354	1,519
Plus: Kenyan investigation legal & professional costs	1,556	214	161	49	1,980
Less: Kenyan green leaf operation Adjusted EBITDA(6)	(1,072)	(3,032)	1,668	107	(2,329)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(7)	—	—	—	—	—

Adjusted EBITDA(1)	$9,662	$50,714	$60,083	$48,051	$168,514

Total debt					$1,347,584
Less: Cash					264,660

Total debt less cash					$1,082,924

(Total debt less cash) /Adjusted EBITDA(1)					6.43x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications, as follows:

	Three Months Ended				FYE
(in thousands)	June 30, 2017	Sept 30, 2017	Dec 31, 2017	March 31, 2018	March 31, 2018
Business development	$725	$754	$2,690	$1,873	$6,042
Communications	13	36	334	102	484
Human resources	2	8	34	23	67

	$740	$798	$3,058	$1,997	$6,593

(5)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(6)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(2,329) for the fiscal year ended March 31, 2018 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(7)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be include in consolidated information going forward. Additionally, the calculation of total adjusted debt less cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended				FYE
(in thousands)	June 30, 2016	Sept 30, 2016	Dec 31, 2016	March 31, 2017	March 31, 2017
U.S. GAAP - Net Income(loss) attributable to Alliance One International, Inc.	$(31,505)	$(15,657)	$(15,457)	$(309)	$(62,928)

Plus: Interest expense	30,602	31,904	35,129	35,031	132,667
Plus: Income tax expense	(3,830)	3,627	20,977	2,707	23,481
Plus: Depreciation and amortization expense	8,752	8,601	8,506	8,617	34,476

EBITDA (1)	4,019	28,475	49,155	46,047	127,696

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	43	100	(2,943)	(2,744)	(5,545)
Plus: Non-cash employee stock based compensation	392	453	335	371	1,551
Less: Other income (expense)	(481)	2,104	2,688	585	4,896
Plus: Fully reserved recovery of tax (3)	1,585	2,221	2,382	3,167	9,356
Plus: Restructuring and asset impairment charges	41	577	449	307	1,375
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(4)	—	—	—	150	150
Plus: Debt retirement expense (income)	—	—	2,339	(2,639)	(300)
Plus: Amortization of basis difference - CBT investment(5)	307	318	583	310	1,518
Plus: Kenyan investigation legal & professional costs	3,551	1,578	436	1,606	7,171
Less: Kenyan green leaf operation Adjusted EBITDA(6)	(1,647)	(3,901)	(840)	(1,625)	(8,013)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(7)	—	—	—	—	—

Adjusted EBITDA(1)	$12,065	$35,519	$50,887	$47,614	$146,088

Total debt					$1,428,868
Less: Cash					473,110

Total debt less cash					$955,758

(Total debt less cash) /Adjusted EBITDA(1)					6.54x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Represents consulting and professional fees incurred in the early-stage development of the “One Tomorrow” business transformation strategy.
(5)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(6)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(8,013) for the fiscal year ended March 31, 2017 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(7)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be include in consolidated information going forward. Additionally, the calculation of total adjusted debt less cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended				FYE(4)
(in thousands)	June 30, 2015(5)	Sept 30, 2015	Dec 31, 2015	March 31, 2016	March 31, 2016
U.S. GAAP - Net Income(loss) attributable to Alliance One International, Inc.	$(25,950)	$(21,066)	$11,735	$100,813	$65,532

Plus: Interest expense	27,773	28,782	30,356	30,279	117,190
Plus: Income tax expense (benefit)	(3,215)	22,902	1,930	10,598	32,215
Plus: Depreciation and amortization expense	7,064	6,897	7,057	7,343	28,361

EBITDA (1)	5,672	37,515	51,078	149,033	243,298

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	430	—	8	(439)	—
Plus: Reserves for (recoveries on) doubtful customer receivables	(84)	(65)	(33)	12	(169)
Plus: Non-cash employee stock based compensation	813	661	600	351	2,425
Less: Other income (expense)	559	(1,027)	594	105,302	105,427
Plus: Fully reserved recovery of tax (3)	345	814	1,092	2,058	4,309
Plus: Restructuring and asset impairment charges (recoveries)	2,948	(385)	1,525	1,801	5,888
Plus: Debt retirement expense (income)	—	—	—	—	—
Plus: Amortization of basis difference - CBT investment(4)	322	446	450	336	1,554
Plus: Kenyan investigation legal & professional costs	—	—	1,771	6,808	8,579
Less: Kenyan green leaf operation Adjusted EBITDA(6)	(5,377)	(6,499)	(317)	(4,473)	(16,666)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(7)	1,252	4,738	2,864	7,945	16,800

Adjusted EBITDA(1)	$16,517	$51,250	$59,079	$67,076	$193,923

Total debt(8)					$1,386,559
Less: Debt of reconsolidated subsidiary funded by affiliate(9)					84,258

Total adjusted debt					$1,302,301
Less: Cash					199,720

Total adjusted debt less cash(8)					$1,102,581

(Total adjusted debt less cash) /Adjusted EBITDA(1)(8)(9)					5.69x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(5)	The quarter ended June 30, 2015 was restated due to the Kenya matter previously disclosed, as well as all quarters in the previous fiscal year-to-date periods.
(6)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(16,666) for the fiscal year ended March 31, 2016 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(7)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be include in consolidated information going forward. Additionally, the calculation of total adjusted debt less cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(8)	On April 1, 2016, new accounting guidance that changed the presentation of debt issuance costs in financial statements was adopted on a retrospective basis. Therefore the March 31, 2016 balances has been adjusted in accordance with the adoption of this guidance.
(9)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under that facility. As a result of a direct assignment of the interest in such facility to another subsidiary of Alliance One on March 2, 2017, the amount of the debt attributable to the interest of such other subsidiary is eliminated in the determination of consolidated total debt on or after March 2, 2017.